Exhibit (d)

CION GROSVENOR INFRASTRUCTURE FUND

MULTIPLE CLASS PLAN

MULTIPLE CLASS PLAN, dated as of July 25, 2024, of CION Grosvenor Infrastructure Fund, a Delaware statutory trust (the “Fund”), with respect to each of its classes of common shares of beneficial interest whether now existing or hereafter established (each, a “Class” and collectively, the “Classes”).

WHEREAS, the Fund is engaged in business as a closed-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”); and

WHEREAS, the common shares of the Fund (the “Shares”) are divided into one or more separate classes;

WHEREAS, the Fund desires to adopt this Multiple Class Plan (the “Plan”) with respect to the Classes as a plan pursuant to Rule 18f-3 under the 1940 Act in order that the Fund may issue multiple classes of Shares;

WHEREAS, the Board of Trustees of the Fund (the “Board”), in considering whether the Fund should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each Class of Shares individually, as well as the best interests of the Fund;

NOW THEREFORE, the Fund hereby adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.	The Fund may issue Shares in one or more Classes. Shares so issued will have the rights and preferences set forth in the Fund’s then current Agreement and Declaration of Trust, as may be amended from time to time (the “Declaration of Trust”), any applicable resolutions adopted by the Board and the Fund’s then current registration statement relating to the Classes.

2.	Shares issued in Classes will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

a.	Each Class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

b.	Each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

c.	Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

d.	Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

e.	Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class shall have the same rights and obligations as each other Class.

3.	As of the effective date of this Plan, the Fund may offer five (5) Classes of Shares: Class D Shares, Class I Shares, Class U Shares, Class U-2 Shares and Class S Shares. In general, each Class of Shares shall be identical except for different expense variables (which will result in different yields or total returns for each Class), certain related rights and certain shareholder services.

4.	Pursuant to Rule 12b-1 under the 1940 Act, the Fund has adopted a Distribution and Servicing Plan (the “Rule 12b-1 Plan”) under which Class D Shares, U Shares, Class U-2 and Class S Shares are subject to a distribution and servicing fee. A general description of the fees applicable to each Class of Shares is set forth in the Fund’s prospectus.

5.	A 2.00% early repurchase fee may be charged by the Fund with respect to any repurchase of Shares from a shareholder at any time prior to the day immediately preceding the one-year anniversary of the shareholder’s purchase of the Shares. Shares tendered for repurchase will be treated as having been repurchased on a “first in-first out” basis. An early repurchase fee payable by a shareholder may be waived by the Fund in circumstances where the Board determines that doing so is in the best interests of the Fund. To the extent the Fund determines to waive, impose scheduled variations of, or eliminate an early repurchase fee, it will do so consistent with the requirements of Rule 22d-1 under the 1940 Act.

6.	Class-specific expenses of the Fund shall be allocated to the specific Class of Shares of the Fund. Non-Class specific expenses shall be allocated in accordance with Rule 18f-3 under the 1940 Act and any related guidance from the U.S. Securities and Exchange Commission (the “SEC”) or its Staff. All expenses incurred by the Fund will be allocated, as provided for herein, among its Classes of Shares based on the respective net assets of the Fund attributable to each such Class. The value of the Fund’s net assets attributable to each Class of Shares shall be computed in the manner specified in the Fund’s then-current prospectus and statement of additional information for the computation of the Fund’s net asset value. Each Class may pay a different amount of the following expenses:

a.	expenses associated with the Rule 12b-1 Plan;

b.	administrative and/or accounting or similar fees incurred by a specific Class;

c.	legal, printing and postage expenses related to preparing and distributing to current shareholders of a specific Class materials such as shareholder reports, prospectuses and proxies;

d.	Blue Sky fees incurred by a specific Class;

e.	SEC registration fees incurred by a specific Class;

f.	expenses of administrative personnel and services required to support the shareholders of a specific Class;

g.	Trustees’ fees incurred as a result of issues relating to a specific Class;

h.	auditor’s fees, litigation expenses, and other legal fees and expenses relating to a specific Class;

i.	transfer agent fees, sub-transfer agent fees, sub-accounting fees and shareholder servicing expenses identified as being attributable to a specific Class;

j.	account expenses relating solely to a specific Class;

k.	expenses incurred in connection with any shareholder meetings as a result of issues relating to a specific Class; and

l.	any such other expenses (not including advisory or custodial fees or other expenses related to the management of the Fund’s assets) actually incurred in a different amount by a Class or related to a Class’ receipt of services of a different kind or to a different degree than another Class, including reimbursement for any expense support provided to such Class.

7.	Fees and expenses may be waived or reimbursed by the Fund’s investment adviser, CION Grosvenor Management, LLC (the “Adviser”), or its affiliates, or any other service provider to the Fund. Such waiver or reimbursement may be applicable to some or all of the Classes and may be in different amounts for one or more Classes.

8.	Income, realized gains and losses and unrealized appreciation and depreciation shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund, in each case in accordance with U.S. Generally Accepted Accounting Principles.

9.	Subject to approval by the Board, the Fund may alter the nomenclature for the designations of one or more of its Classes of Shares. Except as may be provided for in the Fund’s then-current prospectus, no Class shall be subject to any automatic conversion feature nor shall any Class be subject to an exchange privilege.

10.	Shares of each Class generally may be permitted to be converted, at the shareholder’s option, for Shares of such other Class or Classes as may from time to time be set forth in the Fund’s then-current prospectus, without payment of a sales charge or other charge, subject generally to the terms and conditions of the Fund’s then-current prospectus with respect to that Class and to any sales agreements pursuant to which those Shares are issued. The holding period for determining any contingent deferred sales charge will include the holding period of the Shares exchanged.

Any such conversion will occur at the respective net asset value of the two Share Classes and will take the form of a direct exchange of Shares (rather than a redemption and repurchase).

The Fund may, but will not be obligated to, suspend any conversion feature at any time with respect to any Shares or Class of Shares on the basis that such conversion may result in any adverse tax consequences to the Fund or its shareholders.

11.	Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Fund.

12.	This Plan shall become effective upon approval by a vote of the Board and vote of a majority of the Trustees who are not “interested persons” of the Fund, as such term is defined in the 1940 Act (the “Independent Trustees”).

13.	This Plan shall continue in effect indefinitely unless terminated by a vote of the Board. This Plan supersedes any and all other multiple class plans heretofore approved by the Board of Trustees of the Fund.

14.	This Plan may be amended at any time by the Board, provided that any material amendment of this Plan shall be effective only upon approval by a vote of the Board and a majority of the Independent Trustees.

15.	This Plan shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

16.	The Plan is adopted in accordance with the order granted to the Fund and the Adviser, by the SEC, dated August 13, 2024, granting the Adviser and any continuously-offered registered closed-end management investment company for which the Adviser acts as manager and which provides periodic liquidity with respect to its shares, including the Fund, exemptive relief under Sections 17(d), 18(a)(2), 18(c) and 18(i) of the 1940 Act and Rule 17d-1 thereunder.

17.	If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Effective Date: July 25, 2024